CONSULTING AGREEMENT

This Consulting Agreement, dated as of August 12, 2008, (the “Agreement”), is entered into by and between NorthWestern Energy (“NWEC” or “Company”), a Delaware corporation with its principal place of business located at 3010 West 69th Street, Sioux Falls, South Dakota, 57108 (“Hanson” or “Consultant”), a South Dakota resident. NWEC and Hanson are collectively referred to herein as the “Parties.”

WHEREAS, Hanson is currently employed with NWEC and will be through August 12, 2008; and

WHEREAS, the Company and Hanson amicably agree to terminate his employment; and

WHEREAS, NWEC is agreeable to ending Hanson’s employment with NWEC and entering into a agreement with Hanson with agreed upon consulting services to NWEC for the period August 13, 2008 through February 27, 2009, unless terminated by NWEC, by Hanson or on the date Hanson has secured other employment unless extended by mutual agreement; and

WHEREAS, Hanson desires to provide certain consulting services;

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the parties hereby agree as follows:

1.	Engagement.

a.

NWEC agrees to engage Hanson, and Hanson agrees to provide certain agreed upon consulting services on behalf of NWEC as more fully described in Exhibit A attached hereto and incorporated herein by reference (hereinafter “Consulting Services.”) It is the intent of the Parties and it is understood and agreed that, in the performance of such Consulting Services under the terms of this Agreement, and any amendments thereto, Hanson shall perform such Consulting Services as an independent contractor with respect to NWEC, and not as an employee of NWEC, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement.

b.

The Parties agree that NWEC shall determine the Consulting Services to be performed by Hanson under this Agreement, subject to the conditions set forth within this Agreement. Hanson understands and agrees that in performing such Consulting Services. Hanson agrees that he may not transfer, assign or subcontract his obligations under this Agreement without the express written consent of NWEC.

c.

For the purposes of this Agreement, it is understood and agreed by the Parties that Hanson shall perform the Consulting Services from 47258 272nd Street, Sioux Falls, South Dakota, 57108 or such other location as Hanson determines or the Company requires. Hanson may be required to travel in performance of the Consulting Services but only upon approval by NWEC.

d.	NWEC is not responsible for payroll withholdings, and shall not withhold FICA or taxes of any kind from any payments that it owes Hanson.

e.

Hanson agrees that neither Hanson his employees, employees of a business entity for which Hanson serves as an employee, partner or other type of owner, shall be entitled to receive any benefits which employees of NWEC are entitled to receive. Further, Hanson agrees that he is not eligible to receive and is not covered by NWEC workers’ compensation, unemployment compensation, health insurance, life insurance, paid vacations, paid holidays, incentive compensation, pension, or profit sharing, or any similar employee benefit.

f.

Hanson shall be solely responsible for paying his employees, if any, and shall be solely responsible for paying any and all taxes, FICA, workers’ compensation, unemployment compensation, health insurance, life insurance, paid vacations, paid holidays, pension, profit sharing and other similar benefits for Hanson and his employees, servants and agents. Hanson shall also be responsible for likewise paying any employees of a business entity for whom Hanson serves as an employee, partner or other type of owner as well as any third party entities or individuals with whom he may contract. Hanson will indemnify and hold harmless NWEC from any and all loss or liability, including attorney’s fees, arising from his failure to make any of these payments or withholdings, or provide these benefits, if any.

g.

If the Internal Revenue Service or any other governmental agency should question or challenge Hanson’s independent consulting status, Hanson and NWEC shall have the right to participate in any discussion or negotiation occurring with any agency or agencies, regardless of with whom or by whom these discussions or negotiations are initiated.

2.	Work. Hanson shall perform the work as more particularly described in Exhibit A.

a.

Hanson agrees to comply with all applicable laws, codes and regulations and other instructions, standards of conduct, policies and procedures established and/or promulgated by NWEC, orally or in written or electronic form, which may be amended from time to time.

b.	Hanson shall report to the Vice President, General Counsel and Corporate Secretary of NorthWestern Energy, unless otherwise instructed.

c.	Hanson shall have access to only the following NWEC property: Company email system, computer equipment, cellular phone, corporate jet and other resources mutually agreed upon for business purposes.

3.

Compensation. For the performance of the Consulting Services, NWEC agrees to pay Hanson according to the schedule attached hereto as Exhibit B and incorporated herein by reference. A Form 1099 shall be issued each year for all payments made. No deductions will be made from these checks.

4.

Intellectual Property. Hanson shall make no use of NWEC trademarks, trade names, service marks, copyrights or other intellectual property of NWEC, NWEC engage in any program or activity that makes use of or contains any reference to NWEC, its trademarks, trade names, service marks, or copyrights except with written consent of NWEC, expressed in a duly executed license agreement or otherwise. By executing this Agreement, NWEC hereby grants Hanson its written consent to refer to NWEC in discussions and through forms, correspondence or other documentation provided and/or approved by NWEC. Hanson shall report to NWEC all violations of NWEC’s intellectual property and other proprietary rights and other works immediately upon discovery of such violations by Hanson.

5.	Covenants of Hanson. Hanson covenants as follows:

a.

Hanson shall exercise reasonable efforts to not at any time, during or after the term of this Agreement, directly or indirectly divulge or otherwise disclose to anyone other than an employee of NWEC the procedures and policies of NWEC, or other information which is confidential or proprietary to NWEC, unless NWEC gives its prior written consent to such disclosure.

b.

All books, records, notes, reports, copies, advertising, contracts, documents and other information or writings relating to NWEC’s business or its customers, employees, contractors, or agents, whether prepared by Hanson or otherwise coming into the possession of Hanson, are and shall remain the exclusive property of NWEC and shall be returned to NWEC upon termination of this Agreement or upon demand. No copies shall be retained by Hanson.

c.

Hanson acknowledges that each of the foregoing matters is important and material to the business and success of NWEC and agrees that any breach of this paragraph 5 is a material breach of this Agreement, from which Hanson may be enjoined and for which Hanson shall also pay NWEC all damages (including but not limited to compensatory, incidental, consequential, and punitive damages), which arise from the breach, together with interest, costs and NWEC’s attorneys’ fees.

6.

Non-Exclusive Agreement. The work performed for NWEC under this Agreement is not intended to be exclusive. Hanson shall be free to undertake additional consulting activities for another party provided that such activities do not interfere with the timely execution of the Work set forth in this Agreement. Hanson agrees to request the consent of NWEC for any consulting activities with any entity in order to insure that a material conflict does not exist. To the extent such conflict involves the provision of legal services, NWEC's Law Department will in its sole discretion determine if the conflict can be waived. To the extent such conflict involves the provision of non-legal services, NWEC shall not unreasonably withhold such consent.

7.

Indemnification. To the maximum extent permitted by law, Hanson shall defend, indemnify and hold harmless NWEC and its related and affiliated companies and all divestitures, directors, officers and employees, and hold them from all obligations, costs, fees, losses, liabilities, claims, judgments, actions, damages and expenses suffered, incurred or sustained by NWEC, its related and affiliated companies and all their respective directors, officers and employees which arise out of or are related to (a) Hanson’s actual errors, omissions, negligence, intentional wrongdoing, breach of duty and/or any violation of any applicable laws, rules and regulations of federal or state governmental and regulatory agencies; (b) any activity by Hanson outside the scope of this Agreement; or (c) claims for benefits, compensation, damages or other amounts by any individual employed or retained by Hanson.

8.	Expenses. Hanson shall be reimbursed by NWEC for reasonable and verifiable expenses within thirty (30) days of presentation.

9.

Term and Termination. This Agreement is effective as of August 13, 2008 and shall continue in effect through February 27, 2009. NWEC may terminate this Agreement for cause upon written notice to Hanson. Cause shall be defined as the failure of Hanson to cure after being provided written notification of a breach of the terms of this Agreement, failure to fulfill the duties and conditions of this Agreement, violation of NorthWestern’s Code of Business Conduct and Ethics, a violation of any of the laws and regulations applicable to the Work within this Agreement. If NWEC terminates for cause, no payments will be due Hanson under this Agreement. In the event NWEC elects to terminate this Agreement for convenience, NWEC shall pay Hanson a termination fee equal to $290,823.00 (Two Hundred Ninety Thousand, Eight Hundred Twenty-three Dollars) less the cumulative amount of all fees paid to Hanson prior to the termination date. In the event that Hanson secures other employment, Hanson agrees to use his best efforts to negotiate terms that would allow him to fulfill the terms of this Agreement. All such notices shall be delivered via email or US mail to NWEC’s Vice President, General Counsel and Corporate Secretary or Hanson at the address indicated herein or to such other place as designated in writing by the Parties.

10.

Assignment. Hanson may not assign his rights or delegate his duties under this Agreement without the prior written consent of NWEC. However, NWEC’s rights and obligations under this Agreement may be assigned and delegated upon written notice to Hanson.

11.	Waiver. Waiver by NWEC of any breach by Hanson shall not operate or be construed as a waiver of any subsequent breach by Hanson.

12.	Law, Jurisdiction and Venue. The validity, interpretation, and performance of this Agreement shall be controlled by and construed in accordance with the laws of the State of South Dakota.

13. Arbitration of Disputes. NWEC and Hanson agree to resolve any claims they may have with each other through final and binding arbitration in accordance with the then current arbitration rules and procedures for disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS).

14. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the parties hereto to the extent such agreements are inconsistent herewith, including but not limited to, any prior agreements with respect to severance benefits. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereof.

15.	Captions. The captions stated herein are for convenience only and are not intended to alter any of the provisions of this Agreement.

Michael J. Hanson		NorthWestern Corporation
/s/ Michael J. Hanson		By:	/s/ Miggie E. Cramblit
Address:	47258 272nd Street	Its:	Vice President, General Counsel and
	Sioux Falls, South Dakota 57108		Corporate Secretary
Date:	August 21, 2008	Date:	August 22, 2008

EXHIBIT A

All requests for service by Hanson from NWEC will be communicated through Miggie E. Cramblit.

Initial Services include, but are not limited to, the following:

•	Witness training to be held September 2, 2008 through September 5, 2008
•	Witness for Colstrip Rate Base docket and Investigation docket if required
•	Provide transition experience as needed

EXHIBIT B

Hanson shall be paid for work rendered to NWEC as follows:

1.	A retainer fee of $22,371.00 (Twenty-two Thousand Three Hundred Seventy-one Dollars) to be paid within the first five (5) working days after acceptance of this agreement by both parties.

2.	A retainer fee of $44,742.00 (Forty-four Thousand Seven Hundred Forty Dollars) to be paid within the first five (5) days of each subsequent month thereafter covered by this agreement.

3.

Reimbursement of legitimate and verifiable business travel expenses incurred as a direct result of performing Work. Such expenses in excess of $500 shall be authorized prior to incurrence. Hanson will be allowed access to the company jet for business related purposes as appropriate.

NorthWestern will supply Hanson with office space, a lap top computer, access to the Company’s e-mail and required shared drives, and Blackberry during the term of this agreement. The Company will provide administrative support as needed to facilitate Hanson providing these services such as scheduling, making hotel or travel arrangements, etc. Following this Consulting Agreement, Hanson will keep his BlackBerry and laptop computer.